                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 (RULE 13d-102)
                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                              TALARIAN CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   874090 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)










*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO.  874090 10 3                             PAGE    2    OF    4   PAGES
          ------------                                  -------    -------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          STF II, L.P.
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
          (See Instructions)                                            (b)  [ ]


--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 1,562,500
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              -0-
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  1,562,500
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  -0-
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,562,500
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

          N/A
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  874090 10 3                             PAGE    3    OF    4   PAGES
          ------------                                  -------    -------

ITEM 1.

          (a)  Name of Issuer:
               --------------
               Talarian Corporation

          (b)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
               333 Distel Circle
               Los Altos, CA  94022-1404

ITEM 2.

         (a)  Name of Person Filing:
              ---------------------
              STF II, L.P.

         (b)  Address of Principal Business Office:
              ------------------------------------
              2180 Sand Hill Road, Suite 450
              Menlo Park, CA  94025

         (c)  Citizenship:
              -----------
              Delaware

         (d)  Title of Class of Securities:
              ----------------------------
              Common Stock, $0.001/par value per share

         (e)  CUSIP Number:
              ------------
              874090 10 3

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP.

         (a)  Amount beneficially owned:  1,562,500
              -------------------------

         (b)  Percent of class:  8%
              ----------------

         (c)  Number of shares as to which the person has:
              -------------------------------------------

              (i)   Sole power to vote or to direct the vote:                 1,562,500
              (ii)  Shared power to vote or to direct the vote:                   -0-
              (iii) Sole power to dispose or to direct the disposition of:    1,562,500
              (iv)  Shared power to dispose or to direct the disposition of:      -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                  SCHEDULE 13G


CUSIP NO.  874090 10 3                             PAGE    4    OF    4   PAGES
          ------------                                  -------    -------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

ITEM 10. CERTIFICATIONS.

         Not Applicable


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       STF II, L.P.

Dated: February 6, 2001

                                       By:  /s/ David E. Gold
                                           -------------------------------
                                           David E. Gold, General Partner